Exhibit 99.1

PRESS RELEASE

Date: April 22, 2013	Contact:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email: donna@cubicenergyinc.com

Cubic Energy, Inc. Enters Into An Agreement To Acquire

East Texas EagleBine Assets

Acquisition includes approximately 31,800 Gross/16,300 Net Acres in the EagleBine & Deep Bossier Play located in Leon & Robertson Counties, Texas

DALLAS, TX — Cubic Energy, Inc. (NYSE MKT: QBC) (“Cubic” or the “Company”) announces today that it has entered into a definitive agreement to acquire proven reserves, oil & natural gas production and undeveloped leasehold interest in Leon and Robertson Counties, Texas from Gastar Exploration Texas, LP (“GETLP”).  The acquisition price to be paid by Cubic is $46,000,000 and includes drilling rights on approximately 16,300 net acres and production of approximately 2,050 boepd (97% gas: 3% oil) using a 6:1 conversion rate.  The transaction is expected to close on or before June 5, 2013, subject to customary due diligence and closing adjustments, and with a property purchase price effective January 1, 2013 for purposes of allocating revenues and expenses and capital costs between GETLP and Cubic.

Calvin A. Wallen III, Cubic’s Chairman, CEO & President stated, “We are excited to take the first step in transitioning Cubic to a diversified oil & natural gas company.  As Cubic moves forward with additional acquisitions, the East Texas EagleBine Assets will prove to be a critical first step with its upside in the oil rich Cretaceous Zone, including the Eagleford & Woodbine intervals.  The asset also gives us great flexibility with the deeper Bossier, a prolific and highly commercial play that we have the option to develop as natural gas pricing improves.”

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas. The Company’s oil and gas assets and activity are currently concentrated primarily in the Cotton Valley and Haynesville Shale Play located in Northwest Louisiana.  Additional information can be found on Cubic’s website at:  www.cubicenergyinc.com.

If you would like to be added to Cubic’s email distribution list, please email your name and email address to Donna Luedtke, Investor Relations at donna@cubicenergyinc.com.  This email distribution list is notified of all news events (including press releases and scheduled investor conference calls).

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “intend”, “estimate”‘, “project”‘, “expect”‘, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in oil and natural gas prices, the ability to close the purchase of desirable oil and/or natural gas assets, the availability of capital for development of mineral projects and other projects, the availability of capital to satisfy debt obligations, the ability to maintain the listing of the Company’s common stock on NYSE MKT, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party operators for wells in which the Company maintains a working interest, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned. Cubic cannot guarantee the timing of the drilling or any level of production from its wells.